Exhibit 99.1

Kopin Corporation Receives Notice From NASDAQ Due to Delay in Filing of Form 10-Q

TAUNTON, Mass.--(BUSINESS WIRE)--November 18, 2016--Kopin Corporation (NASDAQ: KOPN) today announced that on November 15, 2016 it received a NASDAQ Staff Determination letter indicating that the Company is not in compliance with NASDAQ Marketplace Rule 5250(c)(1) because it did not timely file its Quarterly Report on Form 10-Q for the quarter ended September 24, 2016. The notice also indicated that Kopin's common stock is subject to delisting from The NASDAQ Global Market unless Kopin provides a plan within 60 calendar days to NASDAQ Qualifications Panel to regain compliance. If Kopin is unable to complete its investigation and file its Form 10-Q within 60 days it will file a plan on how it expects to regain compliance. However, there can be no assurance that the panel will grant Kopin's request for continued listing of its common stock.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and solutions for integration into head-worn computing and display systems to military, industrial and consumer customers. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, system and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Safe Harbor Statement

Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: Kopin's decision to request a hearing to review the NASDAQ Staff Determination letter; Kopin's intention to file its Quarterly Report on Form 10-Q for the period ended September 24, 2016 after the investigation is concluded; and the possible delisting of Kopin's common stock from The NASDAQ Global Market. These statements involve a number of risks and uncertainties that could materially affect future results. These risk factors include, but are not limited to: the potential that Kopin may be unsuccessful in completing its investigation and filing its Form 10-Q within 60 days and if it files a plan its plan may not be accepted by the NASDAQ Listing Qualifications Panel; that the NASDAQ Listing Qualifications Panel may not grant the Company's request for continued listing of its common stock; the timing and outcome of the investigation of the possible embezzlement; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 26, 2015, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company and only as of the date on which they are made. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Kopin Corporation
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com